Calculation of Filing Fee Tables
S-8
Hut 8 Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	17,644,625	$ 17.41	$ 307,192,921.25	0.0001531	$ 47,031.24
Total Offering Amounts:						$ 307,192,921.25		$ 47,031.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 47,031.24
Offering Note
[1]	1a - In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement to which this exhibit relates shall also cover such indeterminate number of additional shares of Common Stock, par value $0.01 per share (the "Common Shares") of Hut 8 Corp. (the "Registrant") as may become issuable under the Amended and Restated Hut 8 Corp. 2023 Omnibus Plan (the "Omnibus Plan") as a result of any stock split, stock distribution, recapitalization or similar transaction effected without the Registrant's receipt of consideration that result in an increase in the number of outstanding Common Shares. 1b - Represents 17,644,625 Common Shares for future issuance in connection with awards issuable under the Omnibus Plan. 1c - Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of the Common Shares on the Nasdaq Stock Market LLC on June 17, 2025.